News Release

December 6, 2024

SSR MINING ANNOUNCES THE ACQUISITION OF

THE CRIPPLE CREEK & VICTOR GOLD MINE FROM NEWMONT

DENVER – SSR Mining Inc. (Nasdaq/TSX: SSRM; ASX: SSR) (“SSR Mining” or the “Company”) is pleased to announce that it has entered into a definitive purchase agreement to acquire the Cripple Creek & Victor Gold Mine (“CC&V”) in Colorado from Newmont Corporation (“Newmont”) in an all-cash deal for $100 million in upfront consideration and up to $175 million in additional milestone-based payments (the “Transaction”).

Strategic Rationale for the Transaction

•	Increases SSR Mining’s scale, free cash flow and portfolio diversification, creating the third largest U.S. gold producer
o	The Transaction is aligned with SSR Mining’s long-stated focus on free cash flow generation, while continuing to diversify the portfolio through the acquisition, operation and development of long-lived, high-return assets
o	CC&V is expected to add approximately 170,000 [1] ounces in annual gold production to SSR Mining’s platform and, combined with Marigold, the Company’s total U.S. gold production is expected to average between 300,000 - 400,000 [1] ounces annually
o	Combined with our portfolio of operating and development assets in Canada, Türkiye and Argentina, SSR Mining provides a diversified and long-lived free cash flow focused producer with six key assets
•	Accretive across all key metrics, with staged milestone-based consideration preserving balance sheet strength
o	All-cash Transaction expected to be accretive to SSR Mining’s key per share metrics including Net Asset Value, gold production, gold Mineral Reserves and Resources, operating cash flow and free cash flow
o	Upfront consideration represents less than 10% of SSR Mining’s current market capitalization
o	Total consideration expected to be funded from the Company’s existing sources of liquidity totaling over $800 million
•	CC&V is expected to provide meaningful operating and free cash flow generation to support high-return growth initiatives across the portfolio
o	Newmont’s 2024 guidance for CC&V of 170,000 ounces of gold production at cost of sales of $1,270 per ounce and AISC of $1,610 per ounce (101,000 ounces of gold at an AISC of $1,715 per ounce in the nine months ended September 30, 2024), indicates an expectation for strong free cash flow margins [1]
•	Adds a long-lived, established operation with meaningful brownfield upside to the SSR Mining platform

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1 See “Information Regarding CC&V” at the end of this press release.

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o	Large-scale open pit mining at CC&V has been active for more than 30 years, with a highly skilled team that has a consistent track record of safe operations and strong local community relationships
o	As of December 31, 2023, Newmont reported that CC&V had gold Mineral Reserves of approximately 1.3 million ounces, plus an additional 1.6 million ounces of Measured & Indicated Mineral Resources (exclusive of Reserves) and 0.3 million ounces of Inferred Mineral resources [1]
•	Leverages SSR Mining’s proven track record of creating significant value for shareholders through the acquisition and optimization of producing assets
o	SSR Mining’s in-house expertise operating the large tonnage operations at Marigold in Nevada is expected to help ensure the successful integration of CC&V
o	Marigold was acquired in 2014 and now features an analyst consensus value in excess of $1 billion despite generating more than $720 million in asset-level realized cash since acquisition [2]
o	CC&V is located in SSR Mining’s home state of Colorado, approximately 100 miles from the Company’s headquarters in Denver

Rod Antal, Executive Chairman of SSR Mining, said, “The acquisition of the Cripple Creek & Victor Gold Mine represents a rare opportunity to add a high-quality producing asset in a Tier-1 jurisdiction at an accretive valuation. CC&V is a proven operation with excellent potential for upside, and expands our U.S. based platform to an expected 300,000 – 400,000 ounces of average annual gold production, positioning SSR Mining as the third largest gold producer in the United States. This acquisition ensures our portfolio of both producing and development assets is well balanced and provides our company with a diversified and long-lived free cash flow focused platform comprised of six key assets.

The Transaction structure helps ensure our balance sheet remains a strength of our business, with CC&V expected to immediately contribute meaningful cash flow that facilitates an attractive payback. In addition to its strategic merits, CC&V employs many highly regarded mining professionals that will complement our current team, and we look forward to welcoming them all into SSR Mining. We would also like to thank Newmont for their responsible stewardship of CC&V over the last nine years. Looking ahead, we have a clear path forward, with a focus on delivering growth initiatives at each of our six key assets as we look to build our position as a leading mid-tier gold producer.”

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2 “Realized Cash” is calculated as revenue less cost of sales, exploration and evaluation expenditures, capital expenditures and taxes. Please see the endnotes to this press release for a calculation of realized cash.

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Figure 1. Overview of SSR Mining’s global platform, inclusive of the Cripple Creek & Victor gold mine.3

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3 Operations at Çöpler were suspended on February 13, 2024 and the site currently remains on Care & Maintenance. Hod Maden is a development project and is not currently in production.

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Transaction Overview

Consideration for the acquisition of CC&V is comprised of:

•	A $100 million cash payment to be paid on closing of the Transaction
o	The upfront payment is expected to be funded from the Company’s current cash position
•	Up to $175 million of milestone-based payments in cash, of which:
o	$87.5 million will be payable upon final approval of the application to amend the CC&V Cresson Permit (“Amendment 14”). This permit amendment was filed by Newmont on April 25, 2024 with the scope to extend the life of mine by adding 189 million short tons of leach pad capacity through construction of Phase 4 of the Valley Leach Facility 2 (‘VLF2’) and Phase 6 of Valley Leach Facility 1 (‘VLF1’), amongst other operational considerations including pit laybacks and road adjustments; and
o	Up to $87.5 million will be payable upon obtaining regulatory relief relating to flow-related permitting requirements for the Carlton Tunnel, including steps taken to achieve the highest feasible alternative in relation to Carlton Tunnel water flow. [4]

Upon completion of an updated regulator-approved closure plan and in the event aggregate closure costs at CC&V exceed $500 million, SSR Mining will be responsible for funding 10% of the incremental closure costs while Newmont will be responsible for funding 90% of the incremental closure costs, either on an as-incurred basis or pursuant to a lump sum payment option.

The Transaction is expected to close in the first quarter of 2025, upon satisfaction of preclosing conditions and the receipt of all required regulatory approvals. SSR Mining expects to provide 2025 guidance for CC&V in due course following the closing of the Transaction.

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4 See “Information Regarding CC&V” at the end of this press release.

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Overview of the Cripple Creek & Victor Gold Mine

CC&V is located approximately 160 kilometers (100 miles) southwest of Denver, Colorado. Mining in the district dates back to the 1890’s, with large-scale surface mining commencing in 1994. Currently, CC&V operations span three developed open pit areas: Globe Hill, Schist Island, and South Cresson with a total land package of more than 5,000 hectares (see Figure 2). CC&V is an epithermal gold deposit associated with alkalic intrusive rocks mined via conventional open pit mining methods. All of the current Mineral Reserves are oxides, which are stacked on valley leach facilities as either run of mine (“ROM”) material or after a two-stage crush. Average annual ore placement on the valley leach facilities is approximately 20 to 24 million short tons per annum, and current permitted and available leach pad capacity is more than 125 million short tons. Newmont applied for Amendment 14 to extend the mine life by adding 189 million short tons of leach pad capacity through construction of Phase 4 of the Valley Leach Facility 2 (‘VLF2’) and Phase 6 of Valley Leach Facility 1 (‘VLF1’), amongst other operational considerations including pit laybacks and road adjustments. A mill facility for sulfide and transitional ore is currently on care and maintenance and does not factor into CC&V’s current mine plan. Newmont has disclosed that, since acquiring the asset in 2015 for $820 million in cash, CC&V has produced over 2.5 million ounces of gold.

Figure 2. Plan view of the Cripple Creek & Victor Gold Mine showing main ore sources and key infrastructure.

Figure 3. Historical gold production (in thousands of ounces) from CC&V by year since 2012, sourced from Newmont annual disclosures. Newmont acquired the asset in 2015 and the site transitioned to a leach-only operation in 2022.

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Geology

The Cripple Creek deposit occurs at the southern end of the Front Range of the Rocky Mountains, hosted in Oligocene age alkaline volcanic and intrusive rocks within a basement package of Proterozoic intrusives and metamorphosed sediments. The volcanic diatreme complex hosting the deposit is predominantly comprised of the Cripple Creek breccia, a heterolithic and poorly sorted unit consisting of airfall tuff, massive breccia and bedded volcaniclastics. These volcanics are crosscut by numerous intrusions, including phonolitic stocks, lamprophyres and aphanitic dykes, which corresponded in timing with, or preceded, the bulk of the gold mineralization in the epithermal Cripple Creek deposit. Mineralization occurs primarily as broad zones of low-grade, gold-pyrite, and telluride mineralization that is microfracture-controlled and disseminated, and as fracture zones containing high-grade gold-silver. Both types of mineralization are associated with potassium-feldspar + pyrite +/- carbonate alteration. Subsequent weathering and oxidation of the mineralization averaging approximately 120 meters depth, and extending deeper along major structures, is important in making the deposit amenable to heap leaching.

Table 1. CC&V Mineral Reserves and Mineral Resource as of December 31, 2023 5

	Tonnes (kt)	Grade (g/t)	Gold (koz)
P&P Mineral Reserves	75,000	0.53	1,300
M&I Mineral Resources	121,100	0.40	1,600
Inferred Mineral Resources	22,400	0.43	300

5 Mineral Resources are exclusive of Mineral Reserves. Numbers may not add due to rounding. See “Information Regarding CC&V” at the end of this press release for additional details.

Benefits to SSR Mining Shareholders

•	Adds a long-lived, high-quality producing asset at an attractive valuation, increasing SSR Mining’s scale and free cash flow generation
•	Diversifies the SSR Mining portfolio with a fifth mine across four high quality jurisdictions, including three operations in North America
•	Creates the third largest gold producer in the United States
•	Adds a proven operation with an over 30-year operating history and a track record of successful Mineral Reserve conversion
•	The Transaction is expected to be accretive on all key production and financial metrics on a per share basis
•	Limited upfront consideration and staged contingent payments allows SSR Mining to maintain a total liquidity position in excess of $700 million on closing of the Transaction

Benefits to Cripple Creek & Victor Stakeholders

•	SSR Mining has an established presence in Colorado through its Corporate Office in Denver, and is committed to continuing CC&V’s best practices with respect to health & safety, environmental stewardship and local community relationships
•	The Company’s experience and expertise operating the large tonnage, run of mine heap leach Marigold mine will help ensure an efficient integration of the CC&V operation and its teams into the broader SSR Mining platform
•	SSR Mining is fully committed to working closely with Colorado state regulators and local stakeholders to ensure all existing mine closure and reclamation commitments are satisfied

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Advisors and Counsel

Scotiabank is acting as financial advisor to SSR Mining and provided a fairness opinion to the Board of Directors of SSR Mining. Stikeman Elliott LLP and Holland & Hart LLP are acting as SSR Mining’s legal advisors.

Conference Call Information

SSR Mining will host a conference call to discuss the Transaction on December 6, 2024, at 11:00 am EST. Participants may dial in using the numbers below:

•	Toll-free in U.S. and Canada: +1 (844) 763-8274
•	All other callers: +1 (647) 484-8814

The conference call will be available on our website. Audio replay will be available for two weeks by dialing:

•	Toll-free in U.S. and Canada: +1 (855) 669-9658, replay code 5977054
•	All other callers: +1 (412) 317-0088, replay code 5977054.

About SSR Mining

SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.

For more information, please visit www.ssrmining.com.

E-Mail: invest@ssrmining.com

Phone: +1 (888) 338-0046

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Cautionary Note Regarding Forward-Looking Information

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook relating to the Transaction, timing and realized value and benefits of the development of the Cripple Creek & Victor property, including timing of exploration, construction and production, the existence or realization of Mineral Resource estimates, value and timing of compensation relating to the milestone payments, available liquidity resulting from the Transaction, the satisfaction of the permitting related to the extension of the life of mine at CC&V and the regulatory relief related to the Carlton Tunnel, and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on EDGAR at www.sec.gov, on SEDAR at www.sedarplus.ca, and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Information Regarding CC&V

All information related to CC&V’s 2024 operating guidance, Mineral Reserves and Mineral Resources and 2024 production and cost guidance is derived solely from Newmont press releases (“Newmont Reports Fourth Quarter and Full Year 2023 Results; Provides 2024 Outlook for Integrated Company” and “Newmont Announces 2023 Mineral Reserves for Integrated Company of 136 Million Gold Ounces with Robust Copper Optionality of 30 Billion Pounds”) both dated February 22, 2024 (the “Newmont Disclosures”). You should closely review the Newmont Disclosures in their entirety to learn about the risk, considerations and qualifications to which this information is subject. We have not independently verified the information derived from the Newmont Disclosures. These “historical estimates” (as such term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Properties (“NI 43-101”)) are provided solely for information purposes and have not been independently verified by SSR Mining. These historical estimates should not be treated as SSR Mining’s current estimates of Mineral Reserves or Mineral Resources at CC&V.

Mineral Reserves and Mineral Resources information are based on a gold price assumption of $1,400 per ounce for Mineral Reserves and $1,600 per ounce for Mineral Resources.

Newmont has not prepared a technical report summary in accordance with the requirements of Subpart 1300 under Regulation S-K of the Securities Act of 1933 and the Securities Exchange Act of 1934 or a technical report in accordance with the requirements of NI 43-101, and Mineral Resources and Mineral Reserves have not been calculated in accordance with NI 43-101. As a result, the production estimates made by SSR Mining are based on the Newmont Disclosure and have not been prepared, reviewed or verified by an independent, third-party qualified person as set forth in Subpart 1300 or NI 43-101 and SSR is not treating the historical estimate as current Mineral Resources or Mineral Reserves for purposes of Subpart 1300 or NI 43-101.

The Carlton Tunnel is a historical dewatering tunnel that was constructed from 1939 to 1941 and is one of a series of dewatering tunnels used to dewater CC&V. The tunnel is approximately 10 kilometers long and sits at an elevation of approximately 7,000 feet above sea level. The Carlton Tunnel and mine workings have not been entered or maintained since the late 1980s, when underground mining activities in the district were ceased. The outflow from the Carlton Tunnel portal runs through a series of settling ponds before it flows into Fourmile Creek.

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CC&V Mineral Reserves and Mineral Resources as of December 31, 2023 (Source: Newmont)

	Tonnes (kt)	Grade (g/t)	Gold (koz)
Open Pit	38,800	0.42	500
Leach Pads	—	—	—
Proven Reserves	38,800	0.42	500

Open Pit	7,800	0.35	100
Leach Pads	28,300	0.74	700
Probable Reserves	36,100	0.66	800

Open Pit	46,600	0.40	600
Leach Pads	28,300	0.74	700
P&P Mineral Reserves	75,000	0.53	1,300

Measured Mineral Resources	77,400	0.43	1,100
Indicated Mineral Resources	43,700	0.36	500
M&I Mineral Resources (exclusive)	121,100	0.40	1,600

Inferred Mineral Resources	22,400	0.43	300

Cautionary Note Regarding Non-GAAP Financial Measures

We have included CC&V’s all-in sustaining costs (“AISC”) per payable ounce of gold, which is included in the Newmont Disclosures. AISC per payable ounce of gold is a non-GAAP financial measure to assist in understanding the acquisition of CC&V.

Non-GAAP financial measures are referenced by the Company to assist in the measurement of operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, non-GAAP financial measures – such as AISC per payable ounce of gold – do not have any standardized meaning. These financial measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Non-GAAP Measure – All-In Sustaining Costs (“AISC”)

All-In Sustaining Costs (“AISC”) per payable ounce of gold is a non-GAAP financial measure developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes that AISC provides additional information regarding CC&V to better define the total costs associated with production and better understanding of the economics of CC&V’s operations and performance as compared to its other mines and other producers.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

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The Company’s definition and use of AISC per payable ounce of gold may not be comparable to AISC per payable ounce of gold used by Newmont, as described in the Newmont Disclosures. You are encouraged to review the discussion of AISC per payable ounce of gold included in the Newmont Disclosures, including a reconciliation to cash costs, the most comparable GAAP measure. The disclosures related to AISC per payable ounce of gold in the Newmont Disclosures provide important information, including how Newmont calculates AISC per payable ounce of gold for CC&V. Following the Acquisition, the Company may not calculate AISC per payable ounce of gold for CC&V in a manner that is consistent with the methodology described in the Newmont Disclosures.

This press release also includes references to free cash flow, which is a non-GAAP financial measure. The most directly comparable financial measure prepared in accordance with GAAP is cash provided by (used in) operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use free cash flow to evaluate the ability of the Company to generate cash flow after capital investments and build the Company’s cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

Realized Cash Calculation

The following table provides a calculation of realized cash for Marigold since acquisition on April 4, 2014, through September 30, 2024:

(in thousands of US dollars)	Marigold
Revenue	$3,450
Cost of Sales	($1,930)
Exploration and Evaluation Expenditures	($100)
Capital Expenditures	($590)
Realized Cash Before Taxes	$830
Taxes (i)	($110)
Realized Cash After Taxes	$720
(i)	Represents federal and state taxes paid since acquisition

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